EXHIBIT 10.2

CONFIDENTIAL

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“MSA”) is effective as of the 29 day of March, 2010 (the “Effective Date”), by and between Celldex Therapeutics Inc. (“Celldex”) with headquarters at 119 Fourth Avenue, Needham, MA 02494, USA and Prologue Research International, Inc. (“Prologue”), with offices at 580 North Fourth Street, Suite 270, Columbus, Ohio 43215, USA.

WHEREAS, Prologue is engaged in providing clinical trial-related services in connection with the research and development of pharmaceutical products;

WHEREAS, Celldex is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases; and

WHEREAS, Celldex desires to engage Prologue to perform certain designated services relating to management of clinical trials in cancer patients.

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services

1.1 Master Agreement. This MSA is intended by the parties to be a “master” form of contract and allows Prologue to work on one or more projects for Celldex without having to re-negotiate the basic terms and conditions contained herein. The parties contemplate that one or more studies will be conducted under this MSA, each under a separate agreed written Statement of Work as described below. Each agreed Statement of Work shall be duly signed by authorized representatives of both Parties and added to this MSA and incorporated herein. In the case of a conflict between a specific term in a Statement of Work and this MSA the Statement of Work shall control.

1.2 Appointment. Prologue will perform services (the “Services”) for an individual project which will be described in a Statement of Work (“SOW”) covering the project and shall report regularly to Celldex regarding progress under such SOW including provision of all data, work products and results. In addition to a description of the Services, the SOW will also contain a budget, payment schedule and a Transfer of Obligations for the specific project. The term “Services” as used herein means work done on a project by Prologue for Celldex under a Statement of Work. If requested by Celldex, Prologue will advise

Celldex of the names and provide Celldex with the resume(s) of personnel prior to assigning them to perform the Services.

1.3 Change in Law or Rules Governing Clinical Trials. In the event the Food, Drug, and Cosmetic Act (the “Act”), or any rule or regulation governing any Services including without limitation any Good Clinical Practice regulation is amended revised or revoked during the term of this Agreement, the parties will discuss the effect of such change on the Agreement and/or on Services being provided under this MSA and work together in good faith to implement any necessary changes to the Services.

1.4 Sponsor under 21 CFR §312.52. Celldex remains the sponsor of all studies performed hereunder and has not transferred any obligations to Prologue pursuant to 21 CFR §312.52 unless specified in a Transfer of Obligations attached to and made a part of a Statement of Work. In any such instances, the obligations of Prologue will be mutually agreed to by Celldex and Prologue in writing. Celldex is responsible for the relationship with the Food and Drug Administration (“FDA”) unless specified in a Statement of Work.

1.5 Changes to Agreement. The terms of this Agreement may be amended or modified by mutual, written agreement of Celldex and Prologue. If Celldex wishes to change the scope of Services covered by a Statement of Work or this Agreement, or wishes to obtain additional services not initially covered by this Agreement or a Statement of Work, or wishes to reduce or remove any of the Services covered by a Statement of Work, Celldex shall so advise Prologue and the parties will negotiate diligently and in good faith any revisions to the Services and related changes in fees and expenses. Prologue shall have no obligation to implement a modification, expend resources or provide additional services in the absence of a signed amendment to this Agreement; provided, however, that in the event Prologue does provide additional services or expend resources, at Celldex’s written request and in accordance with Celldex’s requirements, in the absence of a written amendment, Celldex will compensate and/or reimburse Prologue for all fees and reasonable costs incurred on a time and materials basis.

1.6 Compliance with Applicable Laws. Prologue shall perform all of its Services set forth herein in strict accordance with:

a) all applicable statutes, rules, guidelines, and regulations, including without limitation (as far as applicable to data management and biometrics services and to regional law);

(i) the United States Food, Drug and Cosmetic Act, as amended, and any and all rules and regulations promulgated there under (the “Act”), Title 21 Code of Federal Regulations (“CFR”) Parts 50, 56 and 312, and any other applicable FDA regulations or guidance documents;

(ii) European Commission Directive 2001/20 EC; (iv) and any applicable laws relating to patient privacy; and

(iii) ICH guidelines and Good Clinical Practices;

b) the Protocol;

c) Prologue’s or Celldex’s Standard Operating Procedures (SOP’s); and

d) any other written instructions from Celldex.

1.7 Debarment. Prologue represents and warrants that it has never been debarred and, none of its employees, affiliates, subcontractors, or agents has ever been 1) debarred 2) threatened to be debarred or 3) to the best of its knowledge after due inquiry, indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b) of the Food, Drug and Cosmetic Act [21 USC 335aj (“Section 306(a) or (bY). Prologue agrees that it will promptly notify Celldex in the event of any such debarment, conviction, threat or indictment related to the performance of Services hereunder. The terms of this paragraph shall survive the termination or expiration of this Agreement.

1.8 Conflict of Interest. Prologue shall be free to provide services or conduct or sponsor clinical or research studies involving other parties, so long as a its agreement with any such third party does not prevent it from performing its obligations under this Agreement.

2. Compensation and Expenses

2.1 Payment for Service. As compensation for Prologue’s performance of the Services described in each Statement of Work, Celldex shall pay Prologue fees for Services in the amounts and upon the terms specified in the study budget (“Budget”) attached to and made a part of each Statement of Work, in the manner stated in the payment schedule (the “Payment Schedule”) attached to said Budget.

2.2 Travel & Out-of-Pocket Expenses. Celldex will reimburse Prologue for travel and other reasonable out-of-pocket expenses incurred by Prologue personnel where incurred for the specific purpose of performance of Prologue’s obligations under the Scope-of-work. All pass through costs invoiced to Celldex will be at actual cost with no mark-up for administration or overhead. In the event Prologue incurs a pass through cost in a currency other than U.S. Dollars, the parties shall determine the amount payable based on the relevant conversion rate as reported in the Wall Street Journal on the invoice date. Travel and reasonable out-of-pocket expenses shall include the following:

a) Travel throughout the United States and Europe via commercial airlines, economy class; train or rental car.

b) Local travel to places other than Prologue’s office by personal car at a rate to be agreed between the parties for each country;

c) Actual and reasonable lodging and meal expenses;

d) Actual and reasonable telephone expenses, mailing expenses, express courier expenses, facsimile expenses and photocopying expenses incurred in the performance of the Services under this Agreement; and

e) Other reasonable and necessary expenses as approved by Celldex.

2.3 Invoices. Prologue shall submit a reasonably detailed invoice of such travel and out-ofpocket expenses to Celldex each month. Prologue shall retain originals of receipts and shall permit Celldex to review and copy such receipts upon reasonable request.

2.4 Applicable Taxes. Professional fees and out-of-pocket expenses shall be subject if necessary to VAT or other state or local taxes at the appropriate rate in force.

2.5 Payment in US Dollars. All invoices and payments will be in U.S. Dollars. Celldex will pay all invoices, via check or wire transfer of immediately available funds, within thirty (30) days of its receipt of an invoice. Invoices not paid within 30 days may be subject to interest which shall accrue and be payable at the rate of 12% per annum, calculated at the rate of 1 % per month.

2.6 Payment Disputes. In the event Celldex disputes one or more items in an invoice, Celldex will notify Prologue in writing within ten (10) working days of receipt of the invoice and such notice shall contain a reasonably specific description of the item(s) being disputed and the basis therefore. Prologue will respond to Celldex within ten (10) working days of receipt of the notification. This written communication pattern will continue until Prologue has provided Celldex with sufficient justification for the disputed item(s) or until the parties agree to a resolution of the disputed amount. Celldex shall pay the undisputed portion of the invoice within 30 days of receipt of the invoice and shall use commercially reasonable efforts to pay the disputed amount within 15 days of resolution of the dispute.

3. Confidentiality

3.1 Access to Confidential Information. Each party acknowledges that in connection with the performance of the Services, it may receive, learn or have access to confidential, trade secret, or proprietary information owned or controlled by the other party or third parties to whom the other party has an obligation of confidentiality (“Confidential Information”).

3.2 Description of Confidential Information. Celldex’s Confidential Information shall include, without limitation, information regarding Celldex’s business, services, methodologies, marketing strategies, business plans and proposals, employees and personnel, standard operating procedures, prices and rates, technology, tools, programs and software programs; scientific or technical information including any experimental results, trade secret, invention, idea, procedure, formulation, process, formula or data; any information relating to Celldex drug products and proposed drug products; any information arising from the Services; current or proposed studies on Celldex products; prior research and results of studies on Celldex’s drug products; and reports and decisions resulting from clinical trials on Celldex’s drug products. Prologue Confidential Information shall include, without limitation, information regarding Prologue’s business including: information regarding Prologue services and documentation; business proposals, prices and rates; employees and personnel; business plans; marketing strategies, standard operating procedures, data, experimental results and trade secrets; business methodologies and processes and associated algorithms, tools, programs, software architecture and technology.

3.3 Obligation of Confidentiality and Non-Use. Each party agrees that: (a) it will use the other party’s Confidential Information only as may be necessary in connection with provision of the Services (or in the case of Celldex, such Confidential Information may be used by Celldex for the development of its study drug); (b) it will maintain all Confidential Information in trust and treat such Confidential Information as confidential and proprietary; (c) without the prior written consent of the other party, it will not disclose such Confidential Information orally or in writing to any third party (except however, to disclose such information to its respective agents, consultants or representatives, or IRB/Ethics Committee members, all of whom have a need to know such information in connection with the purpose for which it is disclosed to the party and only after such agents, consultants or representatives, or IRB/Ethics Committee members have been advised of the confidential nature of such information and are bound by an obligation of confidentiality to the receiving party under terms substantially similar to the terms of this Agreement.); (d) it will take all reasonable precautions to protect the Confidential Information; and (e) it will not otherwise appropriate such Confidential Information to its own use or to the use of any other person or entity. Without limiting the foregoing, each party agrees to take at least such precautions to protect the other party’s Confidential Information as it takes to protect its own Confidential Information.

3.4 Return of Confidential Information. Upon termination of this Agreement and request by the other party, each party will return to the other party or certify as destroyed all tangible items containing any of the other party’s Confidential Information that are held by that party or its employees, agents or contractors. However, each party may retain archive copies of information as required by applicable regulatory requirements. Each party agrees to notify the other party if it becomes aware of any unauthorized use or disclosure of the other party’s Confidential Information.

3.5. Disclosure Required by Law. If either party believes it is required by law or by a subpoena or court order to disclose any of the other party’s Confidential Information, it shall promptly notify the other party prior to any disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief.

3.6 Exceptions to Non-Use & Confidentiality. Nothing in this Agreement shall be construed to restrict disclosure or use of information that as shown by competent written proof (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by the receiving party without reference to or use of the other party’s Confidential Information.

3.7 Confidentiality Term. The obligation of confidentiality and non-disclosure set forth in this Section 3 shall remain in effect for a period of ten (10) years after the expiration and/or termination of this Agreement. The terms and obligations of confidentiality and non-use of the parties contained in this Section 3 shall survive termination or expiration of this Agreement and the completion of the Services by Prologue.

3.8 Patient Information. Each party agrees not to disclose or utilize individual patient or medical claim information in any way that would violate any physician-patient confidence or any applicable laws or regulations. Any information containing personally identifiable patient data shall be handled in accordance with all applicable privacy laws, rules and regulations.

4. Term and Termination

4.1 Term. This Agreement shall commence on the Effective Date and shall remain in full effect until three (3) years after the Effective Date or until the last Statement of Work is completed. This Agreement may be renewed by mutual written consent of the parties for such additional period as the parties may agree upon.

4.2 Termination for Breach. In the event that either party commits a breach or default in any of the terms or conditions of this Agreement, and that party fails to remedy the default or breach within thirty (30) days after receipt of written notice of the default or breach from the other party, the party giving notice may, at its option, immediately terminate this Agreement or any Statement of Work attached to this Agreement at the end of the 3~-day notice period.

4.3 Termination by Celldex. Celldex shall have the right to terminate this Agreement (for other than default or breach by Prologue) or any Statement of Work attached to this Agreement at any time by giving appropriate written notice at least sixty (60) days prior to the desired termination date.

4.4 Termination by Prologue._Prologue shall have the right to terminate this Agreement (for other than default or breach by Celldex or any Statement of Work attached to this Agreement at any time by giving appropriate written notice at least sixty (60) days prior to the desired termination date. Notwithstanding anything in the forgoing sentence to the contrary, Prologue may, upon fifteen (15) days prior written notice to Celldex, terminate this Agreement or cease performing its obligations hereunder, without such cessation resulting in a Prologue breach or default, if Celldex fails to make payment to Prologue as required by Section 2 of this Agreement (after application of Subsection 2.6).

4.5 Termination for Insolvency. Either party shall have the right to terminate this Agreement at any time upon written notice to the other party, if the other party has reasonable basis for believing the other party is about to become insolvent or bankrupt, the other party shall be adjudicated insolvent or shall petition for or consent to any relief under any insolvency, re-organization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment. In the event that any of the events contemplated in this Section 4.3 occur, that party shall immediately notify the other, in writing, of its occurrence.

4.6 Payment of Fees & Expenses upon Termination. Upon termination or expiration of this Agreement, or any Statement of Work attached to this Agreement, Celldex will pay Prologue all fees due and expenses incurred or irrevocably committed up to the date notice of termination is received or date of expiration, plus fees and expenses for phase-down work associated with the Services following the date of receipt of notice, which are necessary for patient safety, government requirement compliance and/or which are requested by Celldex and agreed to by Prologue in an amendment to this Agreement or to a Statement of Work.

4.7 Winding Down of Services Upon Termination. Upon termination of this Agreement or of a Statement of Work attached to this Agreement, Prologue shall immediately cease providing Services there under. Prologue shall cooperate with Celldex, at Celldex’s reasonable request, to develop and begin implementing a wind-down plan for the services including where appropriate the transition to new service provider(s) designated by Celldex; provided, however, that Celldex compensates Prologue for all services provided in connection with such wind-down plan on a time and materials basis or other mutually agreed-upon rate. In connection with any termination or expiration of this Agreement, Prologue shall return to Celldex all copies of all materials, data, work product, specimens, reports and all other property of Celldex under this Agreement (subject to the provisions of Subsection 3.4).

5. Indemnification

5.1 Celldex Indemnification. Celldex agrees to indemnify and hold harmless Prologue, its affiliates and their respective officers, directors, employees, agents and other representatives against claims, expenses, or losses arising out of or related to this Agreement or the Services, except to the extent that such claims, expenses or losses result from Prologue’s or any other indemnitee’s negligence, wrongful acts or willful misconduct.

5.2 Prologue Indemnification. Prologue agrees to indemnify and hold harmless Celldex, its affiliates and their respective officers, directors, employees, agents and other representatives against claims, expenses or losses resulting from Prologue’s negligence, wrongful acts or willful misconduct, except to the extent that such claims result from Prologue’s actions taken at the specific direction of Celldex or Celldex’s negligence, wrongful acts or willful misconduct.

5.3 Notice of Claim. Each party’s obligations under Section 5 of this Agreement are further conditioned upon the indemnified party giving the indemnifying party timely written notice and assistance in the defense of any claim, proceeding or investigation; provided however, that failure of the indemnified party to give such notice shall not limit the indemnified party’s right to indemnification except in such case where such failure materially and adversely affects the indemnifying party’s ability to defend against such claim, proceeding or investigation and then only to the extent of such adverse effect.

5.4 Consent for Settlement of Claim. Neither party will enter into any settlement agreement that attributes fault or negligence to the other party, requires any payment by the other party, or restricts the future actions or activities of the other party, without the other party’s prior written consent.

5.5 Limitation of Liability. With the exception of liability arising out of the obligation of confidentiality set forth in Section 3 or the indemnification provisions of this Agreement set forth in Section

5, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.

6. Representations and Warranties

6.1 Mutual Representations. Each party represents and warrants the following: (a) that it is authorized to enter into this Agreement and that the terms of this Agreement are not inconsistent with or a violation of any contracted or other legal obligation to which it is subject; and (b) that in performing under this Agreement it shall (i) conduct business in conformance with sound ethical standards of integrity and honesty and in compliance with all applicable laws, regulations and guidelines; (ii) conduct business in such a way as to not give the appearance of impropriety, even when the behavior or activity is in compliance with the law; and (iii) not achieve business results by illegal act or unethical conduct.

6.2 Licenses & Permits. Prologue represents that it has all necessary or appropriate qualifications, authorizations, licenses or permits to perform the Services.

7. Dispute Resolution

7.1 Resolution of Disputes. Celldex and Prologue recognize that a bona fide dispute may arise under this Agreement which may relate to either party’s rights and/or obligations hereunder or under any Statement of Work attached to this Agreement. Celldex and Prologue agree that they shall use all commercially reasonable efforts to resolve, in an amicable manner, any dispute that may arise.

7.2 Injunctive Relief. Notwithstanding the provisions of Section 7.1, each party reserves the right to seek injunctive or other relief in a court of competent jurisdiction if it believes that immediate relief is necessary to protect its business interest.

8. Patents, Rights in Work Product and Trade Secrets

8.1 Inventions & Discoveries. The parties acknowledge and agree that any invention, discovery, or improvement directly related to Celldex’s study drug, protocol, or Celldex’s Confidential Information, which is conceived or reduced to practice as a direct consequence of Prologue’s performance of Services hereunder (the “Inventions”) shall be Celldex’s exclusive property and can be used by Celldex as it deems appropriate. Prologue shall promptly disclose in writing to Celldex details of all such Inventions.

8.2 Assignment of Rights. Prologue agrees to execute and have executed assignments of the Inventions (or any and all rights therein) to Celldex, along with other documents that may be necessary or helpful to Celldex in filing patent applications, or which may relate to any litigation or interference and/or controversy in connection therewith. The entire control, prosecution, and conduct of any patent application filed by Celldex shall be outside the jurisdiction of and without expense to Prologue and its officers, employees, representatives and agents. Prologue acknowledges that Celldex has the exclusive right to file patent applications and own patents in connection with the Inventions.

8.3 Work for Hire. The parties expressly agree that all original works of authorship, reports, data, technical information, communications, materials, and/or concepts and plans developed by Prologue which are or have been made, conceived or written by Prologue or its employees and which are based upon Services performed by Prologue for Celldex pursuant to this Agreement is a work made for hire as defined under 17 USC §101 and shall belong exclusively to Celldex, including, without limitation, all rights to obtain copyrights therein. In cases where an original work or a copy of an original work cannot be assigned to and owned by Celldex, Celldex shall be notified by Prologue, and Prologue shall obtain rights of use in Celldex’s favour, as Celldex may require. All communications, materials and artwork provided by Celldex shall remain the property of Celldex, including, without limitation, any copyrights or other intellectual property rights therein.

8.4 Intellectual Property of a Party Owned Prior to Agreement. Each party agrees that all inventions, processes, technology, know-how, trade secrets, improvements, other intellectual property and other assets, including, without limitation, computer programs and software (including code), applications, databases, methods, techniques, processes and other materials and ideas of or used by the other party under this Agreement, and not supplied to one party by such other party (“Prologue Technology” or “Celldex Technology” as the case may be), are the exclusive property of the relevant party or its licensors. The parties agree that any improvements, alterations or enhancements to the other party’s Technology during the term of this Agreement or any SOW conducted under this Agreement shall be the sole property of such party. In no event shall Prologue be precluded from use of its general knowledge, skills and experience, and of any ideas, concepts, know-how and techniques used or learned in the course of providing Services under this Agreement. No rights or licenses to any patent rights or any other proprietary rights of Celldex are implied or granted under this Agreement.

9. Communications and Payments

9.1 Notices. Except as otherwise provided herein, all notices, consents, or approvals required under this Agreement will be in writing delivered personally or delivered by facsimile, electronic mail, first class mail, or by a commercial overnight courier that guarantees next day delivery (in the case of notice by facsimile or electronic mail, a confirmation shall thereafter be transmitted to the addressee by first class mail or by a commercial overnight courier that guarantees next day delivery), addressed as follows:

If to Celldex:	If to Prologue:
Celldex Therapeutics, Inc.	Prologue Research International, Inc.
119 Fourth Avenue	540 North Fourth Street, Suite 270
Needham, MA 02494	Columbus, Ohio 43215
USA	USA
Attention: President/CEO	Attention: President/CEO
Phone: (781) 433-0771	Phone: +1 (614) 324-1500
Fax: (781) 433-0262	Fax: +1 (614)324-0683

9.2 Payments. Payments made by Celldex to Prologue via check should be mailed to the Columbus, Ohio address above, Attention: Accounts Receivable.

10. Insurance

10.1 Prologue Insurance. Prologue warrants that throughout the term of this Agreement it shall maintain a policy or program of insurance or self-insurance at levels sufficient to support its obligations of indemnification assumed herein in paragraph 5.2. The amount shall not be less than $3,000,000 for each occurrence for liability arising out of bodily injury, property damage and personal injury and a $2,000,000 umbrella policy excluding products and completed operations. Upon written request, Prologue will provide evidence of its insurance or if self-insured, its most recent audited financial statement to Celldex. Prologue will provide to Celldex thirty (30) days prior written notice of any change in or cancellation of its insurance or self-insurance.

10.2 Celldex Insurance. Celldex warrants that throughout the term of this Agreement it shall maintain a policy of insurance at levels sufficient to support its indemnification obligations assumed in paragraph 5.1 herein, but the amount shall not be less than $5 million for each occurrence and $5 million aggregate for bodily injury, personal liability or death. Such insurance shall be Comprehensive General Liability Insurance, Excess Umbrella Liability Insurance and Products Liability Insurance (and shall include coverage for clinical trials liability, Contractual liability and products liability) for personal and bodily injury and broad form property damage. Such insurance shall be on an occurrence basis (except Products Liability Insurance which is on a claims made basis) and shall (a) be with insurance carriers acceptable to Prologue, (b) name Prologue as an additional insured, and (c) provide that Celldex shall give Prologue thirty (30) days prior written notice of any change in or cancellation of its insurance. If requested by Prologue, Celldex shall deliver certificate(s) of insurance evidencing such coverage prior to the execution of this Agreement.

11. Miscellaneous

11.1 Independent Contractors. The parties hereto are independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, franchise or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other except to the extent, if at all, specifically provided for in this Agreement or as otherwise authorized in writing.

11.2 Force Majeure. Neither Prologue nor Celldex shall incur any liability to the other in the event of non-performance or delay in the performance of its obligations under this Agreement if caused directly or indirectly by strikes, lockouts, inability to procure materials, failure of power, restrictive government or judicial orders, riots, insurrection, war, Acts of God, or other similar reasons beyond Prologue’s or Celldex’s control (“Force Majeure”). Any such non-performance shall be excused for the period of such delay, provided Prologue has used best efforts to mitigate the disruption in Services and the resulting costs of such delays to Celldex.

11.3 Publicity. Except as required by law, neither party shall use the name of the other party or disclose its relationship with the other party, the terms or existence of this Agreement, without the prior written consent of the other party in any press release or other public disclosure, whether such disclosure be in writing, orally or otherwise.

11.4 Assignment. Neither party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other party, except that (a) either party may assign this Agreement to a parent or subsidiary company or to a successor to that area of its business to which this Agreement is related and in the case of Prologue that has the financial and operational capacity and ability to perform the obligations set forth in this Agreement and all Statements of Work attached to this Agreement; and (b) Celldex may assign this Agreement to any entity acquiring all or substantially all of the assets to which this Agreement relates or upon a merger or consolidation with another company.

11.5 Maintenance of Records. Prologue shall maintain complete and accurate records relating to its performance of the Services and pass-through expenses incurred in connection therewith. Prologue agrees to maintain such records and data during and after the term or early termination of this Agreement in compliance with all applicable laws and regulatory requirements. Records and data should not be destroyed without contacting Celldex beforehand, who may request that said records be further maintained at Celldex’s expense. During the term of this Agreement and for one year thereafter, Celldex or its designee may, upon reasonable notice and at Celldex’s sole cost and expense, audit Prologue’s records, facilities or procedures related to Prologue’s provision of the Services. Celldex agrees to hold such records and procedures in confidence. Audits shall be conducted by Celldex on site at Prologue, in a manner designed to cause the least interruption to Prologue’s business operations. Celldex’s right to audit described in this Section 11.5 shall be limited to one (1) audit per 6-month period. Prologue shall notify Sponsor immediately of any impending inspection or audit by the FDA or other federal, state, or foreign government authority which relates to the Services.

11.6 Severability. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect and the invalid or unenforceable provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

11.7 Complete Agreement. The parties hereto acknowledge that each has read this Agreement, understands it and agrees to be bound by its terms. The parties agree that this Agreement is the complete agreement between the parties on the subject matter and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants and other communications between the parties relating to the same subject matter.

11.8 Survival. The terms, provisions, representations and warranties contained in this Agreement that, by their sense and context are intended to survive the performance thereof by either party or both parties hereunder, shall so survive the completion of performance, expiration or termination of this Agreement.

11.9 Captions & Headings. The captions and headings in this Agreement are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Agreement.

11 .10 Counterpart Originals. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the choice of law principles thereof. The parties hereby consent to the jurisdiction of the state and federal courts sitting in the State of New York, and any Courts of Appeal there from, in connection with any dispute arising in connection with this Agreement or the provision by Prologue of Services hereunder.

11.12. No Waiver. Failure on the part of Celldex or Prologue to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

IN WITNESS WHEREOF, the following have caused this General Services Agreement to be . executed by their respective duly authorized representatives effective as of the Effective Date.

CELLDEX THERAPEUTICS, INC.		PROLOGUE RESEARCH INTERNATIONAL, INC.

By:	/s/ Thomas Davis	By:	illegible

Name:	Thomas Davis MD	Name:	illegible

Title:	CMO	Title:	President

Date:	March 31, 2010	Date:	March 29, 2010